Exhibit 10.1

                       SOFTWARE LICENSE

                             AND

                   DISTRIBUTION AGREEMENT

                           between

                      iMALL, INCORPORATED

                            and

                         AT&T CORP.

                   dated as of June 26, 1996


                     SOFTWARE LICENSE AND
                  DISTRIBUTION AGREEMENT

In this Software License and Distribution Agreement ("Agreement") dated 1996 ("Effective Date") iMall Incorporated,("iMALL"), with offices at 4400 Coldwater Canyon Boulevard, Suite 200, Studio City, California 91604, and AT&T Corp., on behalf of itself and its Affiliates ("AT&T"), with offices at 295 North Maple Avenue, Basking Ridge, New Jersey 07920, agree as follows:

I. BACKGROUND

AT&T provides an Internet service called AT&T WorldNet <service mark> Service which is accessed using AT&T-provided client software.

iMALL develops, manufactures and markets software. On the terms of this Agreement, iMALL will distribute AT&T WorldNet Service client software in conjunction with certain of its own software

2. DEFINITIONS

As used in this Agreement:

"Affiliate" means a corporation or other entity that controls, is controlled by or is under common control with another corporation or entity, where "control" means the direct or indirect ownership or control of more than 50% of the stock or other equity interest entitled to vote for the election of directors or equivalent governing body.

"AT&T Compatibility Specification" means functional, technical, performance and other requirements applicable to client software products that are to be certified as compatible with the Services under this Agreement, including user interface, quality, and customer support requirements as set forth in Appendix D, as such requirements may be amended by AT&T from time to time. AT&T may update such requirements from time to time.

"AT&T Mark" means a trademark, service mark, logo, trade name, or other insignia or symbol owned by AT&T and used in connection with the Service, including but not limited to the AT&T WORLDNET mark.

"AT&T WorldNet Software" means the executable version (but not the source code version) of the client software used for access to the Service.

"Certification Date" means the date on which iMALL certifies under Section 5 that an Integrated iMALL Product complies with the AT&T Compatibility Specification.

"Content"  means pre-approved marketing language about AT&T
WorldNet Service, AT&T WorldNet Software, or other related offering or other related offering provided by AT&T.

"Delivered Member" means a person or entity who (i) has registered, and has been billed, for the Service using an Integrated iMALL Product(a "iMALL Member'); (ii) has provided a unique identifying affinity code to identify the person or entity as a iMALL Member in the course of registering for the Service; and (iii) has accrued at least $19.95 of Member Revenue to AT&T using the Service during the first three months after registering for the Service.

"Derivative Work" means a revision, modification, translation, abridgment, condensation or expansion of the AT&T WorldNet Software or any form in which the AT&T WorldNet Software may be recast, transferred, transformed, or adapted, which, if prepared without the consent of AT&T would be a copyright infringement.



                           TABLE OF CONTENTS



              1     BACKGROUND
              2     DEFINITIONS
              3     GRANT OF LICENSES AND RIGHTS
              4     MARKETING, DISTRIBUTION AND CUSTOMER CARE
              5     PRODUCTION AND DEVELOPMENT
              6     CERTIFICATION AND TESTING
              7     PAYMENTS
              8     DELIVERABLES AND UPDATES
              9     TRADEMARKS, SERVICE MARKS AND TRADE NAMES
              10    PROPRIETARY RIGHTS
              11    CONFIDENTIAL INFORMATION AND DISCLOSURE
              12    REPRESENTATIONS AND WARRANTIES
              13    INDEMNIFICATION
              14    LIMITATION OF LIABILITY
              15    TERM AND TERMINATION
              16    GENERAL PROVISIONS



              Attachment A - iMALL Products
              Attachment B - Trademark and Service Mark
                             Guidelines
              Attachment C - Customer Care Requirements
              Attachment D - Performance Specification
                  Requirements
              Attachment E - iMALL Icon
              Attachment F - Long Distance Reward Agreement


"Developer Marks" means a trademark, service mark, logo, trade name, or other insignia or symbol owned by an entity and used in connection with a iMALL Product for which such entity has developed, in whole or in part, a substantial portion of such iMALL Product.

"Distribute' means any third party which acquires possession of a iMALL Product from iMALL and distributes such iMALL Product on tangible media, along with an End User License Agreement.

"Documentation" means those software user manuals, reference manuals and installation guides, or portions thereof, and any other material made generally available in connection with Integrated iMALL Products or the Service, as the same may be updated from time to time "AT&T Documentation" refers only to Documentation made available in connection with the AT&T WorldNet Software or the Service, and "iMALL Documentation" refers only to Documentation made available in connection with the Integrated iMALL Products.

"Effective Date" means the date specified in the preamble to this Agreement.

"End User" means any third party licensed by iMALL or a Distributor to use the AT&T WorldNet Software.

"iMALL Integration Software" means the software developed and tested by the iMALL to integrate each Integrated iMALL Product with the AT&T WorldNet Software (including any and all Updates to the AT&T WorldNet Software issued during the Term of this Agreement.

"iMALL Mark" means a trademark, service mark, logo, trade name, or other insignia or symbol owned by iMALL and used in connection with iMALL Products, including but not limited to iMALL, iMALL logo.

"iMALL Products" means collectively Integrated iMALL Products and Unintegrated iMALL Products.

"Integrated iMALL Product" means a product listed in Attachment A together with its Documentation integrated with AT&T WorldNet Software "Unintegrated iMALL Product" means a product listed in Attachment A that is not integrated with AT&T WorldNet Software.

"Information" means information of any type, including descriptions of all inventions, creations, ideas, know-how, specifications, designs, software, simulations, test results, reports, drawings, manufacturing processes, algorithms, improvements, and other developments, whether or not fixed in a tangible, reproducible medium, and whether or not protected or protectable by patents, copyrights, mask work rights, trade secret rights, or other intellectual property rights.

"Inserts" means marketing collateral as AT&T shall specify.

"Member Revenue" means any revenue derived from the Service that is received by AT&T or an Affiliate, as the case may be, from a Delivered Member, less rebates and refunds, and less any federal, state or local taxes based on such fees (except taxes based on AT&T's net income). In no event shall Member Revenue be deemed to include unbundled charges for transport, tariffed services not bundled with the Service, or value added Internet-related services (e.g., hosting, security, directory, content services, products, etc.)

"Service" means the AT&T WorldNet Service (or any successor service) that has dial-up Internet access.

"Switched AT&T LD Customer@ means a person or entity who (i) has provided a unique identifying code to identify the person or entity as a iMALL customer and (ii) has switched to AT&T Dial I long distance service from another interexchange carrier.

"Term" means the period of time from the Effective Date through the termination of this Agreement as provided in Section 15.

"Territory" means the world.

"Third Party Mark" means a trademark, service mark, logo, trade name, or other insignia or symbol owned by an individual or entity other than iMALL, AT&T or their respective Affiliates.

"Updates" means updates, revisions or other modifications or enhancements to the AT&T WorldNet Software or iMALL Products.

"Virus" means a time bomb, worm, virus, lock, drop-dead device, trojan horse or other similar component of software or electronically stored or transmitted information that, contrary to the expectation of a user of that software or information, is intended in any manner to (i) damage, destroy, alter, or adversely affect the operation of software, firmware, or hardware, (ii) reveal, damage, destroy, or alter any data or other information or (iii) permit unauthorized access.

3. GRANT OF LICENSES AND RIGHTS

    3.1    Software License Beginning on the Certification
Date, AT&T grants to iMALL a nonexclusive, nontransferable license to reproduce and distribute, but not electronically, the AT&T WorldNet Software to Distributors and End Users throughout the Territory by all means and media now known or hereafter developed or discovered, subject to the following:

           3.1.1    iMALL may reproduce and distribute the   AT&T
WorldNet Software only as a component of an Integrated  iMALL
Product for use in conjunction with the Service within the United States.

           3.1.2 iMALL and its Distributors may not transmit the AT&T WorldNet Software to any third party electronically.

           3.1.3 iMALL and its Distributors are expressly prohibited from (i) modifying the AT&T WorldNet Software in any way except as provided in Section 5.2; and from (ii) marketing or distributing of the AT&T WorldNet Software other than as a component of an Integrated iMALL Product.

           3.1.4 iMALL may grant its Distributors the right to grant further sublicenses to reproduce and distribute (but not transmit electronically) copies of the AT&T WorldNet Software as a component of an Integrated iMALL Product to other Distributors in accordance with the provisions herein; and

           3.1.5 iMALL, itself or through any Distributor, shall have the right to grant to End Users the right to use the AT&T WorldNet Software as a component of an Integrated iMALL Product for use in conjunction with the Service within the United States.

           3.1.6 iMALL shall have no right to distribute the AT&T WorldNet Software or Updates thereto on a standalone basis.

           3.1.7    This license grant is conditional upon
marketing and integrating the AT&T WorldNet Software as required herein and all other terms and conditions of this Agreement.

3.2 Documentation License. Commencing on the Certification Date and subject to the terms and conditions of this Agreement, AT&T hereby grants and iMALL and its Distributors hereby accepts a nonexclusive license throughout the Territory to reproduce the AT&T Documentation as specified in Section 4.4 and, to distribute copies of the AT&T documentation and modifications thereof as specified in Section 4.4 to Distributors and End Users solely in conjunction with the permitted distribution and use of the AT&T WorldNet Software.

3.3 Non-exclusivity. The parties' rights set forth herein are non-exclusive. AT&T reserves the right to grant the rights granted herein to others, and iMALL reserves the right to integrate third parties' software into any iMALL Products.

3.4 Source Code Restrictions. iMALL agrees (i) not to decompile, disassemble, or otherwise determine or attempt to determine source code for the executable code of the AT&T WorldNet Software or any other software included in the Service or to create any Derivative Works based upon the AT&T WorldNet Software, the Service or AT&T Documentation (except as may be expressly authorized in this Agreement),(ii) that it will prohibit iMALL Distributors from any of the foregoing actions and
(iii) not to authorize anyone else to do so. iMALL agrees that no software included in the Integrated iMALL Product shall rely upon, cooperate with, or share in any way any component of, or the entirety of, the AT&T WorldNet Software or the Service without the prior written consent of AT&T or except as provided in Section 5.2.

3.5 Unintegrated Products. Commencing on the Certification Date and throughout the remainder of the Term of this Agreement, iMALL shall not market, distribute, or offer for sale within the Territory any iMALL Product listed on Attachment A including any successor products or versions thereof, without integrating the AT&T WorldNet Software. Notwithstanding the foregoing, nothing herein shall be construed to require iMALL to destroy any inventory which is not in compliance with the obligations set forth herein and which is in existence before the Certification Date.

3.6 Patents, Audio-Visual Effects. It is understood that the licenses granted under Section 3.1 and 3.2 above include without limitation, subject to the same rights and limitations as provided therein and elsewhere in this Agreement: (i) a nonexclusive license under any patents, copyrights, trade secret rights and other intellectual property rights (to the extent such rights are necessary to exercise the rights granted elsewhere in this Agreement) of AT&T owned by or licensed to AT&T at any time during the Term; and (ii) a nonexclusive license (including the right to publicly perform and publicly display) to pictorial, graphic and audio-visual works, including, without limitation icons, screens, text and characters, that are included in, or result from execution of, the AT&T WorldNet Software (to the extent such rights are necessary to exercise the rights granted elsewhere in this Agreement). The foregoing license expressly excludes any rights to any works obtained from the Internet.

4. MARKETING, DISTRIBUTION, AND CUSTOMER CARE

4.1 Cooperative Promotion. At such times as the parties deem it mutually beneficial, they shall cooperatively market, sell and support the Service and Integrated iMALL Products. The parties shall synchronize their respective marketing plans and efforts, review schedules and offerings, and take such other actions as each party deems appropriate to achieve the goals of this Agreement.

4.2     Co-marketing Activities.

        4.2.1 Promotional Offers. AT&T shall offer to all iMALL Members any and all promotional offers as are made generally available by AT&T to other Customers through Integrated iMALL Products during the Term. Such promotional offers may include terms, conditions and qualifications with differential pricing based on the customers status as a customer of other AT&T products and services (such as AT&T Long Distance Service or AT&T Universal Card).

        4.2.2 Future Promotional Activities. Although they are not obligated to undertake all such activities, the parties expect, that their co-marketing activities may include, without limitation, the following: (a) promotions or demonstrations of the Service and Integrated iMALL Products; (b) endorsements of the Service and Integrated iMALL Products; (c) joint or coordinated participation in trade shows, open houses, conventions and conferences;(d) joint or coordinated participation in customer information events (such as user group meetings, seminars); (e) sales support activities (such as communications, guides, training, videos, tools); (f) joint promotional offers; (g) advertising; (h) providing each party the opportunity to establish appropriate relationships with the other party's sales channels; and (i) public relations activities (such as press/analyst events, releases, executive speeches, testimonials, pro-active story development in target publications). The content of all of the foregoing promotional materials and activities shall be subject to the prior, written approval of both parties.

4.3 Service Collateral. iMALL shall insert with all Integrated iMALL Products sold or offered for sale, such AT&T Documentation and "Inserts" as AT&T and iMALL shall mutually agree upon from time to time in accordance with Section 4.4 below. If AT&T provides Inserts, such Inserts shall remain in their original packaging, as provided by AT&T to iMALL, up to and including the time of distribution to purchasers of Integrated iMALL Products.

4.4 Reproduction of Inserts For each different Integrated iMALL Product:

           4.4.1   After an Integrated iMALL Product has
satisfactorily completed the testing and certification procedures pursuant to Section 6, AT&T shall provide iMALL with Content iMALL shall use the Content to prepare Inserts, at iMALL's expense, for inclusion with the Integrated iMALL Product. iMALL shall supply AT&T with a master copy of such Inserts.

           4.4.2 AT&T may request iMALL to revise the Inserts at any time provided AT&T gives iMALL 30 days notice prior to such revision appearing in the Integrated iMALL Product.

           4.4.3 If iMALL wishes to include marketing language which is not pre-approved by AT&T in any Insert, such Insert and/or marketing language must be reviewed and approved by AT&T before an initial run of actual copies of such Inserts. If AT&T has not approved such Insert and/or marketing language and iMALL prepares such Inserts, iMALL shall be liable to AT&T for any losses, damages, claims, liabilities, which may result from such Inserts.

4.5 Required Product Packaging Consistent with Attachment B, iMALL shall be required to identify the AT&T WorldNet Software and the Service on its product packaging as follows:

            4.5.1 the AT&T WorldNet mark solely as depicted in an AT&T approved representation to be provided by AT&T must appear on the outside front of the Integrated iMALL Product package, such depiction may be via a sticker;

           4.5.2   the AT&T WorldNet mark solely
as depicted in an AT&T approved representation to be provided by AT&T must appear in the operating system Program Group or functional equivalent; and

           4.5.3 the AT&T WorldNet mark must not appear any less prominently than any other Third Party Mark (excepting
Developer Marks) used on the Integrated iMALL Product or its packaging.

4.6 Icons. iMALL shall integrate the AT&T WorldNet Software as a component of each different Integrated iMALL Product in such a manner as to cause the AT&T WorldNet icon to appear as a minimized program group icon on the applicable operating systems in conformity with the Service specification to be provided by AT&T.

4.7 Customer Care. AT&T will provide all technical support and customer care functions for End Users of the Service and the AT&T WorldNet Software and iMALL will provide all technical support and customer care for users of Integrated iMALL Products. iMALL agrees to participate with AT&T to develop a cooperative customer support program to provide seamless customer care enabling hot transfers between AT&T and iMALL for prompt delivery of customer care. The cooperative customer support program shall be continuously updated and revised throughout the Term of this Agreement in order to deliver support competitive with the leading providers of comparable services and products. The cooperative customer support program shall include at least those program elements set forth in Attachment C.

4.8 Public Announcements and Promotional Materials. AT&T and iMALL shall cooperate so that each party may issue press releases concerning this Agreement, provided that each party must approve any press release prior to its release. The parties shall cooperate in their development of marketing and sales materials used to promote the distribution of Integrated iMALL Products.

4.9 First Announcement. The first cooperative marketing activity under this Agreement shall commence upon the Effective Date and shall be the development of the announcement of this Agreement and the plan for associated promotional materials under this Agreement. AT&T and iMALL shall cooperate to make an
announcement about the execution of this Agreement.   Each party
must approve in writing the final content and form of that announcement. Neither party may make any earlier public statements or announcements relating to this Agreement. After the initial announcement is made under this Section 4.9, iMALL and AT&T shall communicate and cooperate with respect to advertising and publicity regarding this Agreement and their relationship, and, subject to Sections 4.8, 10.1 and 10.2, shall obtain the written consent of the other party before publishing or releasing any such advertising or publicity. In addition, iMALL shall obtain the prior written consent of AT&T before publishing or releasing any advertising or publicity concerning the Service generally. In promoting the Service and Integrated iMALL Products, each party shall only make representations concerning the products and services of the other party based upon information supplied by such other party.

4.10 Fair Dealing by iMALL. In conducting activities relating to the Service, iMALL shall, except to the extent any of the following may be based on information provided by AT&T for iMALL's use, (i) conduct business in a manner that reflects favorably at all times on the Service and the good name, goodwill and reputation of AT&T; (ii) not employ deceptive, misleading or unethical practices that are or might be detrimental to AT&T or the Service, including disparagement of AT&T of the Service;
(iii) not make any false or misleading representations with regard to iMALL or the Service, (iv) not publish or employ, or cooperate in the publication or employment of, any misleading or deceptive advertising material; (v) not make any representations, warranties or guaranties to anyone with respect to the specifications, features or capabilities of the Service that are inconsistent with the literature distributed by AT&T, including all warranties and disclaimers contained in such literature, and
(vi) not engage in illegal or deceptive trade practices with respect to the Service, such as bait and switch techniques, or any other practices proscribed under this Section 4.1.0.

4.11 Fair Dealing by AT&T. In conducting activities relating to iMALL Products, AT&T shall, except to the extent any of the following may be based on information provided by iMALL for AT&T's use: (i) conduct business in a manner that reflects favorably at all times on iMALL Products and the good name, goodwill and reputation of iMALL, (ii) not employ deceptive, misleading or unethical practices that are or might be detrimental to iMALL or iMALL Products, including disparagement of iMALL or iMALL Products; (iii) not make any false or misleading representations with regard to iMALL or iMALL Products; (iv) not publish or employ, or cooperate in the publication or employment of, any misleading or deceptive advertising material; (v) not make any representations, warranties or guaranties to anyone with respect to the specifications, features or capabilities of iMALL Products that are inconsistent with the literature distributed by iMALL, including all warranties and disclaimers contained in such literature; and (vi) not engage in illegal or deceptive trade practices with respect to iMALL Products, such as bait and switch techniques, or any other practices proscribed under this
Section 4.11.

4.12 Terms Relating to Distribution. iMALL agrees to comply with and shall require its Distributors to comply with all applicable laws, rules and regulations to preclude the acquisition of unlimited rights to technical data, software and documentation provided with the Service to a governmental agency, and ensure the inclusion of the appropriate "Restricted Right" or "Limited Rights" notices required by the U.S. Government agencies.

4.13 No Modification of End User Agreements. iMALL and its Distributors shall not remove, alter or otherwise interfere with the distribution and delivery of any End User license agreements packaged, distributed, or otherwise associated with the AT&T WorldNet Software and/or Service.

5. PRODUCTION AND DEVELOPMENT

5.1 Integration Development Commencing on the Effective Date of this Agreement and throughout its Term, iMALL agrees to develop, test, and integrate as a component of each different Integrated iMALL Product (iMALL Integration Software) to enable users of Integrated iMALL Products to access and register for the Service using the AT&T WorldNet Software contained as a component of each different Integrated iMALL Product.

5.2 Icon Development. AT&T permits iMALL to develop a iMALL icon as described in Attachment E, to appear in iMALL's desktop application software which will take an End User directly to iMALL's home page using the Service. Such icon shall be labeled "iMALL Home Page" and shall solely be promoted and used by iMALL to enable End Users to gain "one-button" access to iMALL's home page. In no event shall iMALL be permitted to market, promote or label such icon as a means for obtaining Internet access generally or in association with the AT&T brand or the AT&T globe. Nothing herein shall be deemed to authorize iMALL to make any Derivative Works of the AT&T WorldNet Software or the Service.

5.3 Compliance with Specification. From the Certification Date and throughout the Term of this Agreement, iMALL shall cause each different Integrated iMALL Product to continuously comply with the AT&T Compatibility Specification Requirements. If at any time an Integrated iMALL Product is not in compliance with the AT&T Compatibility Specification Requirements, iMALL shall promptly use all commercially reasonable efforts to remedy the noncompliance.

5.4 Cross-License of Information and Materials. To enable iMALL to perform the development work necessary to successfully integrate the AT&T WorldNet Software as a component of the Integrated iMALL Products, the parties agree to provide each other such information and assistance as may be necessary to accomplish such integration. Commencing on the Effective
Date of this Agreement and throughout its Term, iMALL hereby grants to AT&T and AT&T hereby grants to iMALL a nonexclusive, nontransferable license to use internally only at its own facilities or the facilities of its third party contractors and make a reasonable number of copies of the information and materials furnished solely for the purpose of performing the parties' obligations under this Agreement. The parties shall maintain, reproduce and apply the copyright, trademark and other proprietary rights notices, legends, symbols or labels of each other and of any suppliers on all copies of such information and materials furnished to enable integration of the AT&T WorldNet Software as a component of the Integrated iMALL Products.

5.5 Inspection. iMALL shall permit AT&T or its agents access for on-site inspection of each production run of each different
Integrated iMALL Product upon the reasonable discretion of and notice from AT&T at a mutually convenient time.

6. PERFORMANCE SPECIFICATION

6.1 Requirement for Testing (AT&T WorldNet Software). Within 30 days of receipt of a golden master copy of the initial version of the AT&T WorldNet Software or any Update thereto, iMALL shall
(i) cause each Integrated iMALL Product to comply in all respects with the AT&T Compatibility Specification Requirements;:(ii) complete the preparation of such records required by the AT&T Compatibility Specification Requirements to document such compliance; and (iii) certify to AT&T in writing that it has completed the requirements set forth in clauses (i) and (ii) herein.

6.2 Requirement for Testing (iMALL Updates) Within 120 days of the commencement of beta testing of any Update to an Integrated iMALL Product, but not later than the date on which iMALL makes Update generally available to Customers. iMALL shall (i) cause each Integrated 1MALL Product to which the Update pertains to comply in all respects with the AT&T Compatibility Specification Requirements; (ii) complete the preparation of such records required by the AT&T Compatibility Specification Requirements necessary to document such compliance; (iii) certify to AT&T in writing that it has completed the requirements set forth in clauses (i) and (ii) herein.

6.3 Testing Representations Warranties. Upon submission of the written notices specified in Sections 6.1(iii) and 6.2(iii) herein, iMALL represents and warrants that the Integrated iMALL Product referenced in such notice: (i) is ready for release for general distribution; (ii) has been adequately and extensively tested; (iii) has been fixed to correct any major errors affecting its functionality which have been detected by iMALL or its customers; (iv) is subject to ongoing support, error detection and correction; and (v) complies in all respects with the AT&T Compatibility Specification Requirements. AT&T shall have the right, but not the obligation, to participate in any such testing with iMALL.

6.4 Product Shipment. Upon request by AT&T, iMALL will provide to AT&T for inspection (1) records as specified in Sections 6.1(ii) and 6.2(ii) and (2) prototype Integrated iMALL Products iMALL shall provide 5 copies of Integrated iMALL Products which are in good condition and working order, with separate copies provided for each medium of reproduction in which the Integrated iMALL Product is sold. iMALL shall also provide AT&T with any other documentation or information reasonably requested by AT&T relating to the operation of the Integrated iMALL Products and/or the conduct of the activities.

6.5 AT&T Testing. AT&T may randomly test the Integrated iMALL Products for compliance with the AT&T Compatibility Specification Requirements. If an Integrated iMALL Product fails to satisfy the applicable certification and testing requirements, AT&T will specify the reasons for the failure. iMALL shall use all commercially reasonable efforts to cause any Integrated iMALL Product which fails AT&T random testing to comply with the AT&T Compatibility Specification Requirements, and iMALL shall promptly re-submit such failed Integrated iMALL Product for re-testing pursuant to Section 6.1 or 6.2, as appropriate.

6.6 Successful Completion of Certification Testing. Notwithstanding any other provision in this Agreement, only upon certification by iMALL pursuant to Sections 6.1 or 6.2, as appropriate, that the tested version of the Integrated iMALL Product is compatible with the Service may iMALL (i) offer an Integrated iMALL Product for sale; (ii) market an Integrated iMALL Product; or (iii) state in advertising in a form consistent with the requirements set forth in Attachment B and on product packaging that the particular version of an Integrated iMALL Product includes AT&T WorldNet Software.

6.7 Product Changes. Compatibility certification shall be valid only for the specific version of an Integrated iMALL
Product and the specific version of the AT&T WorldNet Software for which such Integrated iMALL Product was tested.

    6.7.1 AT&T WorldNet Software Updates. AT&T shall provide iMALL with at least 30 days notice of the issuance of any Updates to the AT&T WorldNet Software. Upon receipt by iMALL of a golden master copy of an Update to the AT&T WorldNet Software, subject to iMALL=s right to exhaust portions of its existing inventory pursuant to Section 6.8, (i) iMALL's rights under Sections 3.1, 3.2, 3.6, and 6.6 for each of the Integrated iMALL Products shall be void; and (ii) iMALL must remove any AT&T Mark from all product packaging, labeling, advertising and marketing materials for each of the Integrated iMALL Products, unless and until the Integrated iMALL Product(s) incorporating any and all Updates have successfully completed the AT&T Compatibility Specification Requirements.

    6.7.2 iMALL Product Updates. Upon the release for general availability of an Update to a iMALL Integrated Product, subject to iMALL's right to exhaust portions of its existing inventory pursuant to Section 6.8, (i) iMALL's rights under Sections 3.1, 3.2, 3.6, and 6.6 for the Integrated iMALL Product to which such Update pertains shall be void; and (ii) iMALL must remove any AT&T Mark from all product packaging, labeling, advertising and marketing materials for the Integrated iMALL Product to which such Update pertains, unless and until the Integrated iMALL Product to which such Update pertains has successfully completed the AT&T Compatibility Specification Requirements.

6.8 Exhaustion of Inventory Upon the delivery of any Update of the AT&T WorldNet Software to iMALL, iMALL shall no longer be permitted to reproduce and iMALL and its Distributors shall no longer be permitted to distribute pursuant to Section 3.1, 3.2 and 3.6 versions of any Integrated iMALL Product not integrated with the most current Update ("Outdated Product"), excepting that upon delivery of such Update to iMALL, iMALL shall be permitted to exhaust existing inventory of Outdated Product for a period of 120 days In no event shall AT&T have any obligations with respect to Updates under this Agreement following the 30 days notice period set forth in Section 6.7. 1, except that after expiration of such notice period, AT&T will make available to customers all Updates issued between the expiration of such 30 days notice period and the date of the customer's initial registration for the Service.

6.9 Notice of iMALL Updates. iMALL agrees to give AT&T written notice of the commencement of development of any Updates to any Integrated iMALL Products no later than 30 days prior to the commencement of beta testing of such Update. iMALL shall indicate, in the notice to AT&T, the expected completion and commercial release dates for such Updates. iMALL shall cooperate with AT&T to provide timely reports as to product development product release schedules.


7. PAYMENTS

7.1 Accrue of Payments. On the date an individual becomes a Delivered Member, a credit of $5.00 shall accrue to iMALL. Within ninety (90) days following the end of each calendar quarter, AT&T shall provide to iMALL a quarterly report specifying the amounts of credits accrued for new Delivered Members during that quarter.

7.2 Payments. Accrued payments under Section 7.1 shall be paid to iMALL within ninety (90) days following the end of each calendar quarter.

7.3 Accrual of CCS Payments. Subject to execution of the Long Distance Reward Agreement and iMALL providing AT&T with a list of all of its clients, on the date an individual becomes a switch AT&T LD Customer, credits of $5.00 per Switch AT&T LD Customer shall accrue to iMALL. Within fifteen (15) days following the end of each calendar quarter, AT&T shall provide to iMALL a quarterly statement specifying the amount of credits accrued for Switch AT&T LD Customer who becomes Switch AT&T LD Customer during the quarter. iMALL shall invoice AT&T for such an amount appearing in the quarterly statement.

7.4 Payments. Accrued payments under Section 7.3 shall be paid to iMALL within forty-five (45) days following the receipt of an invoice from iMALL.

7.5 Taxes. Each party agrees to pay for any taxes, charges or fees arising out of its obligations or acts hereunder.

8. DELIVERABLES AND UPDATES

8.1    Alliance Managers. Each party shall appoint an Alliance
Manager, who will be charged with primary responsibility for coordinating, managing and scheduling the collaborative efforts described in this Agreement

8.2 Delivery of Software and Updates. Promptly after the Effective Date, AT&T shall provide iMALL with a golden master copy of the AT&T WorldNet Software AT&T shall provide to iMALL and iMALL shall provide to AT&T a golden master of any Updates to the AT&T WorldNet Software and any Integrated iMALL Products, respectively, upon the commencement of beta testing of such Updates Such beta versions shall be Confidential Information of AT&T or iMALL, as the case may be, and shall be treated in accordance with Section 1.1.

8.3 Test Accounts. AT&T shall provide iMALL with 2 test accounts for the purpose of testing Integrated iMALL Products in conjunction with the Service iMALL shall be responsible for all local, long distance or 800 facility access charges to reach the Service, and any additional access charges or taxes that may be imposed on Members or on the Service.

8.4 Updates/Service Changes. Nothing in this Agreement shall limit AT&T=s right to change the functionality or pricing of the Service or AT&T's and its suppliers' rights to change the functionality of the AT&T WorldNet Software at any time. AT&T's or its suppliers' exercise of such rights shall not be grounds for termination of this Agreement by iMALL, provided that the exercise of such rights does not adversely impact the compatibility of the AT&T WorldNet Software and the Integrated iMALL Products.

8.5    End User Warranties.  iMALL shall offer each End User of
Integrated iMALL Products the same warranty as it offers to End
Users of like products.

8.6 Internal Use. iMALL grants to AT&T a royalty-free, nonexclusive license during the Term of this Agreement to use internally, solely for purposes of marketing, promotion, demonstration, testing and technical support, at least 50 copies of each different Integrated iMALL Product, or such greater number of copies as the parties shall mutually agree upon. All such copies of Integrated iMALL Products shall contain all appropriate and customary proprietary rights notices provided by iMALL with such Integrated iMALL Products. The license granted under this Section 8.7 expressly excludes the right to distribute Integrated iMALL Products. Nothing in this Agreement shall be construed as giving AT&T any right to manufacture or otherwise make or distribute copies of Integrated iMALL Products.

9. TRADEMARKS AND TRADE NAMES

9.1 License to AT&T Marks. Commencing on the Certification Date and subject to the terms and conditions of this Agreement, iMALL is hereby granted for the remainder of the Term of this Agreement a nontransferable, nonexclusive, royalty-free restricted license extending to the Territory to market each version of each of the Integrated iMALL Products as including the AT&T WorldNet Software and otherwise solely use on the Integrated iMALL Products and in advertising and marketing materials thereof any AT&T Marks provided by AT&T to iMALL expressly for use with Integrated iMALL Products which are distributed by iMALL or its Distributors in connection with this Agreement, provided that AT&T shall have given iMALL written confirmation that iMALL has, in form, met the requirements set forth in Attachment B with respect to such version of the Integrated iMALL Product, and provided further that such grant shall be conditioned on and subject to iMALL's compliance with the requirements of Sections 6 and 8 at all times. All such usage of AT&T Marks shall inure solely to the benefit of AT&T and shall not create any rights, title or interest for iMALL in and to the AT&T Marks. iMALL may use Third Party Marks on the Integrated iMALL Products and in advertising and marketing materials thereof in connection with the permitted marketing and distribution of iMALL Products under this Agreement, provided that the AT&T Marks are used at least as prominently as the Third Party Marks of any service provider or product manufacturer other than iMALL, excepting Developer Marks, whose goods or services are integrated with or packaged with iMALL. Upon AT&T's request from time to time iMALL agrees to provide AT&T with copies of iMALL Products bearing AT&T Marks so that AT&T can verify their adequate quality. iMALL shall suspend use of AT&T Marks if such quality is reasonably deemed inferior by AT&T until iMALL has taken such steps as AT&T may reasonably require to solve the quality deficiencies, but any such suspension of AT&T Marks usage will not result in suspension of the license to use, reproduce and distribute the AT&T WorldNet Software granted to iMALL hereunder provided that iMALL is diligently taking the required steps to solve the quality deficiencies.

9.2 License to iMALL Marks. Commencing on the Effective Date and subject to the terms and conditions of this Agreement, iMALL hereby grants to AT&T for the Term of this Agreement a nontransferable, nonexclusive, royalty-free, restricted license extending to the Territory to use the iMALL Marks solely to promote, advertise, and market the Service and the Integrated iMALL Products and in advertising and marketing materials thereof and on promotional, advertising, and marketing materials in connection with the Service AT&T shall use such iMALL Marks in accordance with the guidelines set forth in Attachment B. All such usage of iMALL Marks shall be subject to iMALL's prior written approvals, shall inure solely to the benefit of iMALL and shall not create any rights, title or interest for AT&T in and to the iMALL Marks. AT&T agrees to cooperate with iMALL in facilitating iMALL's monitoring and control of the use of the 1MALL Marks and to supply iMALL with samples of use of the iMALL Marks Except for the iMALL Marks, AT&T will be the owner of all marks used solely to distribute, promote, advertise and market the Service and the goodwill related thereto and all uses thereof shall inure solely to the benefit of AT&T.

10. PROPRIETARY RIGHTS

10.1 Proprietary Rights. Title to and ownership of all copies of AT&T WorldNet Software and AT&T Documentation, whether in machine-readable or printed form, and including, without limitation, Derivative Works, compilations, or collective works thereof prepared by AT&T and all related technical know-how and all rights therein (including without limitation rights in patents, copyrights, and trade secrets applicable thereto), are and shall remain the exclusive property of AT&T and its suppliers. iMALL shall not take any action to jeopardize, limit or interfere in any manner with AT&T's ownership of and rights with respect to the AT&T WorldNet Software and AT&T Documentation iMALL shall have only those rights in or to the AT&T WorldNet Software and AT&T Documentation granted to it pursuant to this Agreement. Nothing herein shall be deemed to affect iMALL's ownership of or rights in or to any information developed or owned by, or made available by third parties to, iMALL.

10.2     Proprietary Notices.

10.2.1 No Alteration of Notices. iMALL and its employees and agents shall not remove or alter any proper trademark, service mark, trade name, copyright, or other proprietary notices appearing on or in copies of the AT&T WorldNet Software and AT&T Documentation delivered to iMALL by AT&T and shall use the same notices in and on copies of iMALL Products and AT&T Documentation made pursuant to Section 3.1, 3.2 and 4.4 as are contained in and on such copies of the AT&T WorldNet Software and AT&T Documentation.

10.2.2 Notice. Each portion of the AT&T WorldNet Software and AT&T Documentation reproduced by iMALL or its Distributors shall include the intellectual property notice or notices appearing in or on the corresponding portion of such materials as delivered by AT&T hereunder. iMALL further agrees that, to the extent that iMALL prepares any Derivative Works of iMALL Products incorporating, in whole or in part, the AT&T WorldNet Software as permitted by this Agreement it will include an appropriate copyright notice of AT&T.
11. CONFIDENTIAL INFORMATION AND DISCLOSURE

11.1 Confidential Information. Each party agrees to maintain all Confidential Information in confidence to the same extent that it protects its own similar Confidential Information and to use such Confidential Information only as permitted under this Agreement. For purposes of this Agreement "Confidential Information" shall mean confidential or proprietary technical or business Information given by the discloser of the Information to the recipient of the Information All Information which is disclosed by one party to the other in connection with this Agreement(whether orally, in writing, or by any other means or media) shall automatically be deemed proprietary to the discloser of the Information and subject to this Agreement, unless otherwise confirmed in writing by the discloser of the Information. Each party agrees to take all reasonable precautions to prevent any unauthorized disclosure or use of confidential Information including, without limitation, disclosing Confidential Information only to its employees and in the case of AT&T its Affiliates and in the case of iMALL its Distributors (a) with a need to know to further permitted uses of such information and (b) who are parties to appropriate agreements sufficient to comply with this Section 11, and (c) who are informed of the nondisclosure/non-use obligations imposed by this Section 11, and both parties shall take appropriate steps to implement and enforce such non-disclosure/non-use obligations The foregoing restrictions on disclosure and use shall survive for 3 years following termination of this Agreement but shall not apply with respect to any Confidential Information which (i) was or becomes publicly known through no fault of the receiving party, (ii) was rightfully known or becomes rightfully known to the receiving party without confidential or proprietary restriction from a source other than the disclosing party; (iii) is independently developed by the receiving party without the participation of individuals who have had access to the Confidential Information; (iv) is approved by the disclosing party for disclosure without restriction in a written document which is signed by a duly authorized officer of such disclosing party, and (v) the receiving party is legally compelled to disclose, provided, however, that prior to any such compelled disclosure, the receiving party will (a) assert the privileged and confidential nature of the Confidential Information against the third party seeking disclosure and (b) cooperate fully with the disclosing party in protecting against any such disclosure and/or obtaining a protective order narrowing the scope of such disclosure and/or use of the Confidential Information In the event that such protection against disclosure is not obtained, the receiving party will be entitled to disclose the Confidential Information, but only as and to the extent necessary to legally comply with such compelled disclosure.

11.2 Member Information iMALL agrees that all information concerning customers who subscribe to the Service and who switch long distance service (including quantities or percentages of such Members who sign up through iMALL Products) is the Confidential Information of AT&T. AT&T shall include in its quarterly reports pursuant to Section 7 the number of Delivered Members registered for the Service.

12. REPRESENTATIONS AND WARRANTIES

12.1    No Warranty.   EXCEPT AS MAY BE PROVIDED IN THE AT&T
MEMBER AGREEMENT OR ANY END USER LICENSE AGREEMENT ASSOCIATED WITH THE AT&T SOFTWARE, AT&T MAKES NO REPRESENTATIONS OR WARRANTY OF ANY KIND WHETHER EXPRESS OR IMPLIED (EITHER IN FACT OR BY OPERATION OF LAW) WITH RESPECT TO THE AT&T WORLDNET SOFTWARE OR ANY OTHER PRODUCT OR SERVICE RELATED THERETO AT&T EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. AT&T DOES NOT WARRANT, FOR EXAMPLE, THAT THE AT&T WORLDNET SOFTWARE OR ANY OTHER PRODUCT OR SERVICE RELATED THERETO IS ERROR-FREE OR THAT OPERATION OF THE AT&T WORLDNET SOFTWARE OR ANY PRODUCTS OR SERVICES
RELATED THERETO WILL BE SECURE OR UNINTERRUPTED THERE IS ALSO NO IMPLIED WARRANTY OF NONINFRINGEMENT, THE SOLE REMEDY FOR INFRINGEMENT IS PROVIDED IN SECTION 13.

12.2 AT&T Representations and Warranties AT&T warrants and represents to iMALL that (i) AT&T owns or has licensed, and will own or have licensed, the AT&T WorldNet Software and all necessary intellectual property right therein, and has and will have the full power and authority to license and deliver copies of the AT&T WorldNet Software to iMALL as contemplated hereunder; and (ii) AT&T has not incorporated in the AT&T WorldNet Software, and, to AT&T's knowledge, the AT&T WorldNet Software does not contain viruses.

12.3 Netscape Representations and Warranties. iMALL acknowledges that (i) the AT&T WorldNet Software contains, as a critical component thereof, a Netscape Navigator <Trade Mark> brand browser; (ii) representations and warranties are made by Netscape Communications Corp. ("Netscape") to AT&T in an agreement between Netscape and AT&T (the "AT&T/Netscape Agreement"); and (iii) AT&T has the right to fulfill any and all of its obligations to iMALL under this Agreement by exercising its rights under the AT&T/Netscape Agreement and securing performance of such obligations by Netscape.

12.4 iMALL Representations and Warranties iMALL further warrants and represents to AT&T that: iMALL owns or has licensed, and will own or have licensed, the iMALL Products and all necessary intellectual property right therein, and has and will have the full power and authority to license and deliver copies of the iMALL Products to customers as contemplated hereunder; and (ii) iMALL has not incorporated in iMALL Products and, to iMALL's knowledge, iMALL Products do not contain viruses.

13. INDEMNIFICATION

13.1     AT&T Indemnity

    13.1.1 Obligation AT&T shall defend iMALL and its directors, officers, agents, employees and representatives, in any third party action for infringement by, or alleged infringement by, the AT&T WorldNet Software of any U.S. trademark or service mark, or any U.S. patent issued as of the Effective Date, any U.S. patent issued after the Effective Date or any U.S. copyright, or misappropriation of any trade secret by the AT&T WorldNet Software, and to pay any final judgments awarded or settlements entered into in any such action. iMALL agrees that it shall notify AT&T of all threats, claims and proceedings related to any such suit promptly after such threat, claim or proceeding comes to the attention of iMALL. AT&T shall have sole control of the defense and/or settlement of any such suit, and iMALL shall furnish to AT&T, upon request, information available to iMALL for such defense, and shall provide AT&T with such assistance in defending such suits as is requested by AT&T.

    13.1.2 Options. If iMALL's use of the AT&T WorldNet Software under the terms of this Agreement is, or in AT&T's opinion is likely to be, enjoined due to the type of infringement or misappropriation specified above, then AT&T may, at its sole option and expense, either (i) procure for iMALL the right to continue using such the AT&T WorldNet Software under the terms of this Agreement, or (ii) replace or modify the AT&T WorldNet Software so that it is noninfringing and substantially equivalent in function to the enjoined AT&T WorldNet Software.

    13.1.3 Exceptions. The foregoing obligation of AT&T does not apply (i) with respect to versions of the AT&T WorldNet Software or portions or components thereof: (a) which are modified after shipment, if the alleged infringement relates to such modification, and if such modification was not authorized, expressly permitted or performed by AT&T; (b) which are combined with other products, processes or materials, if the alleged infringement relates to such combination and if AT&T did not authorize or expressly permit the combination; or (c) where iMALL's use of the AT&T WorldNet Software is incident to an infringement not resulting primarily from the AT&T WorldNet Software or is not in accordance with the license granted under this Agreement; or (ii) for use or distribution of AT&T WorldNet Software or the Service or the use of any AT&T Marks by iMALL, outside the Territory or otherwise not in accordance with the terms and conditions of this Agreement.

    13.1.4 Netscape Indemnity. iMALL acknowledges that (i) the AT&T WorldNet Software contains, as a critical component thereof, a Netscape Navigator <trade mark> Internet browser,
(ii) certain indemnity obligations are made by Netscape to AT&T in the AT&T/Netscape Agreement; and (iii) AT&T has the right to fulfill any and all of its indemnity obligations to iMALL under this Agreement by exercising its rights under the AT&T/Netscape Agreement and securing performance by Netscape.

    13.1.5  Sole Liability.  THE FOREGOING IS IMALL'S SOLE AND
EXCLUSIVE REMEDY WITH RESPECT TO INFRINGEMENT OR ALLEGED
INFRINGEMENT OF ANY INTELLECTUAL PROPERTY RIGHTS BY THE AT&T
WORLDNET SOFTWARE, THE SERVICE OR ANY AT&T MARKS, WHETHER UNDER
THEORY OF INDEMNITY, WARRANTY OR OTHERWISE.

13.2    iMALL Indemnity

    13.2.1 Obligation iMALL shall defend AT&T, its Affiliates, and their respective directors, officers, agents, employees and representatives, in any third party action for infringement by, or alleged infringement by, iMALL Products, iMALL Marks, or any modification of the AT&T WorldNet Software by iMALL (when the infringement or alleged infringement would not be present in the AT&T WorldNet Software standing alone, as provided by AT&T), of any U.S. Third Party Mark, or any U.S. patent issued as of the Effective Date, any U.S. patent issued after the Effective Date or any copyright, or misappropriation of any trade secret by the iMALL Products, and any action based on a claim related to defective disks or defective duplication in copies of iMALL Products distributed by iMALL and to pay any final judgments awarded or settlements entered into in any such action AT&T agrees that it shall notify iMALL of all threats, claims and proceedings related to any such suit promptly after such threat, claim or proceeding comes to the attention of AT&T. iMALL shall have sole control of the defense and/or settlement of any such suit, and AT&T shall furnish to iMALL upon request, information available to AT&T for such defense, and shall provide iMALL with reasonable assistance.

    13.2.2   Sole   Liability.   THE FOREGOING IS AT&T'S SOLE
AND EXCLUSIVE REMEDY WITH RESPECT TO INFRINGEMENT OR ALLEGED INFRINGEMENT OF ANY INTELLECTUAL PROPERTY RIGHTS BY OR RELATED TO THE IMALL PRODUCTS, THE IMALL MARKS, OR ANY MODIFICATION OF THE AT&T WORLDNET SOFTWARE BY IMALL AND ANY PRODUCTS OR SERVICES RELATED THERETO, WHETHER UNDER THEORY OF INDEMNITY, WARRANTY OR OTHERWISE.

14. LIMITATION OF LIABILITY

IN NO EVENT SHALL EITHER PARTY (OR ITS RESPECTIVE DIRECTORS, OFFICERS, EMPLOYEES, SUPPLIERS, AGENTS, REPRESENTATIVES OR DISTRIBUTORS) BE LIABLE FOR ANY LOSS OF PROFITS, LOSS OF BUSINESS, LOSS OF USE OR DATA, INTERRUPTION OF BUSINESS, OR
FOR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES OF ANY KIND, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES (AND NOT\WITHSTANDING ANY FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED REMEDY), OR FOR ANY CLAIM AGAINST THE OTHER PARTY BY ANY THIRD PARTY, EXCEPT AS PROVIDED IN SECTION
14 ENTITLED "INDEMNIFICATION" IN NO EVENT WILL EITHER PARTY
(OR ITS RESPECTIVE DIRECTORS, OFFICERS, EMPLOYEES, SUPPLIERS, AGENTS, REPRESENTATIVES OR DISTRIBUTORS) BE LIABLE FOR (a) ANY REPRESENTATION OR WARRANTY MADE TO ANY THIRD PARTY BY THE
OTHER PARTY (OR ITS RESPECTIVE DIRECTORS, OFFICERS, EMPLOYEES, SUPPLIERS, AGENTS, REPRESENTATIVES OR DISTRIBUTORS); (b) IN THE CASE OF AT&T, (i) FAILURE OF THE AT&T WORLDNET SOFTWARE OR ANY PRODUCTS OR SERVICES RELATED THERETO TO PERFORM AS SPECIFIED HEREIN EXCEPT AS, AND TO THE EXTENT, OTHERWISE EXPRESSLY PROVIDED HEREIN, (ii) FAILURE OF THE AT&T WORLDNET SOFTWARE
AND ANY PRODUCTS OR SERVICES RELATED THERETO TO PROVIDE SECURITY, OR (iii) ANY USE OF THE AT&T WORLDNET SOFTWARE OR
ANY PRODUCTS OR SERVICES RELATED THERETO OR THE DOCUMENTATION FOR SAME OR THE RESULTS OR INFORMATION OBTAINED OR DECISIONS MADE BY END USERS OF THE AT&T WORLDNET SOFTWARE OR ANY PRODUCTS OR SERVICES RELATED THERETO OR THE DOCUMENTATION FOR SAME. NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY,
EACH PARTY'S ENTIRE LIABILITY TO THE OTHER PARTY FOR DAMAGES CONCERNING PERFORMANCE OR NONPERFORMANCE BY SUCH PARTY OR IN
ANY WAY RELATED TO THE SUBJECT MATTER OF THIS AGREEMENT, AND REGARDLESS OF WHETHER THE CLAIM FOR SUCH DAMAGES IS BASED IN CONTRACT OR IN TORT (INCLUDING NEGLIGENCE), SHALL NOT EXCEED
AN AMOUNT EQUAL TO THE AMOUNT PAID (AND OBLIGATED TO BE PAID)
BY AT&T UNDER THIS AGREEMENT NOTHING IN THIS SECTION 14 SHALL
BE DEEMED TO LIMIT OR EXPAND EITHER PARTY'S RIGHTS OR LIABILITY
(i) UNDER SECTION 13,(ii) FOR INTELLECTUAL PROPERTY INFRINGEMENT OR MISAPPROPRIATION OF TRADE SECRETS BY EITHER PARTY OR (iii) FOR BREACH OF SECTION 11 BY EITHER PARTY. IN ADDITION, THE FOREGOING PROVISIONS OF THIS SECTION 14 WILL NOT AFFECT EITHER PARTY'S LIABILITY, IF ANY, WITH RESPECT TO CONTRIBUTION OR INDEMNITY FOR THIRD PARTY CLAIMS FOR PERSONAL INJURY, DEATH, OR PHYSICAL DAMAGE TO PROPERTY.

15. TERM AND TERMINATION

15.1    Term. Unless sooner terminated under the provisions of
Section 15, or otherwise rightfully terminated, this Agreement shall remain in effect for a period of one year from the Effective Date Such term shall be automatically extended for another one year provided neither party gives the other party 30 days notice prior to the end of the initial period of their desire to terminate this Agreement.

15.2 Termination for Default. If either party defaults in any of its obligations under this Agreement, the non-defaulting party, at its option, shall have the right to terminate this Agreement by written notice unless, within 30 calendar days after receipt of written notice of such default, the defaulting party remedies the default, or, in the case of a default which cannot with due diligence be cured within a period of 30 calendar days, the defaulting party institutes within the 30 calendar days steps necessary to remedy the default and thereafter diligently prosecutes the same to completion.

15.3 Bankruptcy. Either party shall have the right to terminate this Agreement if the other party ceases to do business in the normal course, becomes or is declared insolvent or bankrupt, is the subject of any proceeding relating to its liquidation or insolvency which is not dismissed within 90 calendar days, or makes an assignment for the benefit of its creditors.

15.4 Termination of Browser or Service. AT&T may terminate this Agreement on 6O days' notice upon termination (1) of AT&T's browser agreements with its supplier for any reason, including whether due to lapse of time or to a notice of termination based on the conduct or status of AT&T or supplier or (2) in the event AT&T determines to substantially terminate offering the Service.

15.5    Effect on Rights.

    15.5.1 Termination of this Agreement by either party shall not act as a waiver of any breach of this Agreement and shall not act as a release of either party from any liability for breach of such party's obligations under this Agreement.

    15.5.2 Except as specified in Sections 15.6 and 15.7 below, upon termination or expiration of this Agreement, all licenses for AT&T WorldNet Software and its Documentation granted under this Agreement shall terminate.

    15.5.3 Except where otherwise specified, the rights and remedies granted to a party under this Agreement are cumulative and in addition to, and not in lieu of, any other rights or remedies which the party may possess at law or in equity, including without limitation rights or remedies under applicable patent, copyright, trade secrets, or proprietary rights laws, rules or regulations.

15.6 Effect of Termination. Within 30 calendar days after termination of this Agreement, each party shall, on request by the other party, either deliver to the other party or destroy all copies of the requesting party's Confidential Information, including (in the case of iMALL) AT&T WorldNet Software and Documentation (except as provided in Section 15.7) and any other materials provided by the requesting party to the other party hereunder in its possession or under its control, and shall furnish to the requesting party a certificate signed by an officer of the other party certifying that, to the best of its knowledge, such delivery or destruction has been fully effected. Notwithstanding the foregoing, and provided iMALL fulfills its obligations specified in this Agreement with respect to such items, iMALL may continue to use and retain copies of the AT&T WorldNet Software and Documentation to the extent, but only to the extent, necessary to support and maintain iMALL Products rightfully distributed to End Users by iMALL prior to termination of this Agreement.

15.7   Continuing Obligations.

    15.7.1 Continuance of Sublicenses Notwithstanding the termination of this Agreement, all End User sublicenses which have been granted by iMALL and its Distributors pursuant to this Agreement prior to its termination shall survive, provided any such licensee or sublicensee continues to comply with the terms of the applicable license agreement.

    15.7.2  Other Continuing Obligations.   In addition to the
foregoing, all other respective rights and obligations of AT&T and iMALL which by their nature survive termination of this Agreement (including without limitation under the provisions of Sections 3.4, 4.13, 7, 10.1, 11, 12, 13, 14 and 16) shall survive termination of this Agreement.

    15.7.3 Injunctive Relief Consistent with the protection of the rights of the party seeking injunctive relief as permitted hereunder, any injunctive relief sought by either party to enforce the obligations of the other party under this Agreement shall be structured, to the greatest extent possible, in a manner that will maintain the business operations of the party on which any such relief is imposed.

16. GENERAL PROVISIONS

16.1    Notices.    Any notice required or permitted hereunder
shall be in writing and shall be deemed to be properly given upon the earlier of (a) actual receipt by the addressee or (b) five business days after deposit in the U.S. mail, postage prepaid, when mailed by registered or certified U.S. mail, return receipt requested, or two (2) business days after being sent via overnight courier to the respective parties at the addresses first set forth above or to such other person or address as the parties may from time to time designate in writing delivered pursuant to this Section 16.1 Notices to AT&T shall be sent to the address set forth in the introductory paragraph to this Agreement, attention. Vice President, Law-Multimedia Services Notices to iMALL shall be sent to the address set forth in the introductory paragraph to this Agreement, attention: Richard Rosenblatt.

16.2 Waiver and Amendment. The waiver by either party of a breach of or a default under any provision of this Agreement, shall not be construed as a waiver of any subsequent breach of the same or any other provision of the Agreement, nor shall any delay or omission on the part of either party to exercise or avail itself of any right or remedy that it has or may have hereunder operate as a waiver of any right or remedy. No amendment or modification of any provision of this Agreement shall be effective unless in writing and signed by a duly authorized signatory of AT&T and iMALL.

16.3   Assignment.

    16.3.1 No Assignment. Except as expressly provided herein, neither party may assign this Agreement without the prior written consent of the other party provided that either party may assign this agreement to any person or entity that acquires all or substantially all of that party's business. Such consent shall be in the sole discretion of the party requested to give consent. Any attempt to sublicense, assign or transfer (except as expressly provided herein) any of the rights, duties or obligations under this Agreement in derogation hereof shall be null and void.

    16.3.2 AT&T Restructuring. By the provision of notice in accordance with this Agreement, AT&T shall have the right to assign this Agreement and to assign its rights and delegate its obligations and liabilities under this Agreement, either in whole or in part (an "Assignment") to any entity that is, or that was immediately preceding such Assignment: (i) a current or former subsidiary, business unit, or division of AT&T, or (ii) an entity in which AT&T had an ownership interest. The notice of Assignment shall state the effective date thereof. Upon the effective date and to the extent of the Assignment, AT&T shall be released and discharged from all obligations and liabilities under this Agreement. Such Assignment, release and discharge shall be complete and shall not be altered by the termination of the affiliation between AT&T and the entity assigned rights or delegated obligations and liabilities under this Agreement.

16.4 Governing Law, Dispute Resolution. This Agreement and all disputes hereunder shall be governed by the substantive law of the State of New York, without regard to the conflicts of law provisions therein, and the parties hereby expressly consent to be subject to the jurisdiction of the courts of the State of New York. In the event of a dispute regarding any matter under this Agreement which cannot be resolved by the parties, the dispute shall be referred to a Vice President of AT&T and a Vice President of iMALL, who will attempt to resolve the dispute within 10 business days of such referral date. If such officers resolve the dispute they shall set forth in writing the resolution. If such officers are unable to resolve the dispute within such 10 business day period, the parties shall further seek to resolve the dispute pursuant to arbitration as set forth below. All disputes hereunder which cannot be amicably resolved by the parties as described above, except those solely concerned with AT&T's intellectual property rights in the AT&T WorldNet Software, shall be settled exclusively by binding arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association. The arbitration shall be held in New York City, New York and shall be conducted by a single arbitrator who shall be a lawyer familiar with computer software development and license agreements. The decision of the arbitrator shall be final and binding upon the parties and may be enforced by either party in any court of competent jurisdiction. Each party shall bear the cost of preparing and presenting its case. The costs of the arbitration, including the fees and expenses of the arbitrator, will be shared equally by the parties unless the award otherwise provides. This provision shall not be construed to prohibit either party from seeking preliminary or permanent injunctive relief in any court of competent jurisdiction to the extent not prohibited by this Agreement.

16.5 Regulatory Compliance. The parties recognize that the Service may be subject to regulation by the Federal Communications Commission and/or state regulatory agencies. If any applicable regulation, whether now existing or hereafter enacted, requires a modification of this Agreement or the waiver of any right hereunder in order to market and offer iMALL Products, and/or the Service as contemplated hereunder, the parties agree to take such reasonable actions as are required under the circumstances in order to accomplish the purposes of this Agreement. Each party shall comply with all requirements of applicable laws, ordinances, administrative rules and regulations in the performance of this Agreement, and shall take prompt action to remove or remedy any violation that occurs or is discovered during the Term of this Agreement.

16.6 Relationship of the Parties. No agency, partnership, franchise, joint venture, or employment is created as a result of this Agreement and neither iMALL nor its agents have any authority of any kind to bind AT&T in any respect whatsoever.

16.7 Severability. If the application of any provision or provisions of this Agreement to any particular facts of circumstances shall be held to be invalid or unenforceable by any court of competent jurisdiction, then (a) the validity and enforceability of such provision or provisions as applied to any other particular facts or circumstances and the validity of other provisions of this Agreement shall not in any way be affected or impaired thereby and (b) such provision or provisions shall be reformed without further action by the parties hereto to and only to the extent necessary to make such provision or provisions valid and enforceable when applied to such particular facts and circumstances.

16.8 Force Majeure. Either party shall be excused from any delay or failure in performance hereunder caused by reason of any occurrence or contingency beyond its reasonable control, including but not limited to, acts of God, earthquake, labor disputes and strikes, riots, war, novelty of product manufacture or other unanticipated product development problems, and governmental requirements. The obligations and rights of the party so excused shall be extended on a day-to-day basis for the period of time equal to that of the underlying cause of the delay.

16.9 Expenses. Each party shall bear its own costs and expenses in connection with this Agreement, except as expressly provided herein.

16.10 Compliance with all Laws. Each party shall comply fully with all requirements of applicable laws, ordinances, administrative rules and regulations, including but not limited to those relating to the export of technical data, those of the United States Departments of State and Commerce and other applicable governmental agencies, and each party acknowledges that by virtue of certain security technology embedded in the AT&T WorldNet Software, the export of such software may not be legal. Further, each party agrees to comply with and require its Distributors to comply with rules and regulations to preclude the acquisition of unlimited rights to technical data, software and documentation provided with the AT&T WorldNet Software and Integrated iMALL Products to a governmental agency, and ensure the inclusion of appropriate "Restricted Rights" or "Limited Rights" notices required by the U.S. Government agencies.

16.11 Entire Agreement. This Agreement, including the Attachments hereto, constitutes the entire agreement between the parties concerning the subject matter hereof and supersedes all proposals or prior agreements whether oral or written, and all communications between the parties relating to the subject matter of this Agreement and all past courses of dealing or industry custom. The terms and conditions of this Agreement shall prevail, notwithstanding any variance with any purchase order or other written instrument submitted by iMALL, unless specifically agreed in writing by AT&T.

AUTHORIZED SIGNATURES

In order to bind the parties to this Agreement, their duly authorized representatives have signed their names below on the dates indicated. This Agreement shall be binding on both parties when signed on behalf of each party and delivered to the other party (which delivery may be accomplished by facsimile transmission of the signature pages hereto).

     iMALL, INCORPORATED                 AT&T CORP.

     By:                                 By:
     /S/ Richard Rosenblatt              /S/??
     Title: Senior Vice President        Marketing Vice President


     Date: 6/13/96                       Date: 6/24/96

             Attachment A - iMALL Products


                              iMALL Software Starter Kit


             Attachment B - Trademark and Service Mark Guidelines


              GUIDELINES FOR USE OF THE AT&T CORPORATE SIGNATURE

Components

The AT&T corporate signature is comprised of two parts the globe and the logotype (AT&T).

The globe is comprised of a series of 8 or 12 horizontal black lines depending on the size of the corporate signature. The 8-fine design is used for globe diameters of 3/8" or less The 12-line design is used for globe diameters over 3/8". The globe also contains a "hot spot" which is the highlighted area in the upper left hand area of the globe sphere. This hot spot is always the color of the background which supports the globe, except when the background is a dark color and the globe is printed in a light color, the lightest color of the globe always prevails in the hot spot. The globe must never be used as part of graphic design, and never without the logotype.

The print specifications for the logotype is "AT&T Garamond" The distance between the logotype and the globe should never be altered.

Positioning

The AT&T corporate signature should be positioned in a prominent area of the material being supported. On printed material, it is usually used as a "sign off" in the lower right hand corner, or as a sign on in the upper left hand corner. If the material is co-logged with one of AT&T's Business Alliances, then both logos carry equal weight at the beginning or at the end of the material.

Orientation

Two different orientations of the corporate signature have been developed to support different layouts:

    Horizontal configuration - The logotype is located to the immediate right of the globe. The horizontal configuration is usually used flush left in the upper left hand corner of the page/item or, as in advertising, flush left or flush right with the last line of copy This configuration is seldom centered" except on business cards.

    Centered configuration - The logotype is located centered under the globe. The centered configuration is used whenever the corporate signature is centered on a page/item.

Clear Space

The minimum clear area around the signature is the diameter of the globe. This is required for proper staging of visual impact regardless of the size of the globe.

Corporate Signature with Organization Name AT&T WorldNet <service mark> Services Signatures combined with organization names should not be used on the primary surface (front cover) of a printed piece, only the corporate signature may appear on the
front cover.   The organization name is typeset in Helvetica
Light, initial capitals and lower case letters. The distance of the organization name from the bottom of the globe is the globe diameter, and is flush left with the logotype in the horizontal configuration), or centered below the logotype (in the centered configuration).

Color

When used on light-colored backgrounds up to 30% black or equivalent value, the preferred color of the corporate signature is Process Blue (globe) and Black (logotype). The two alternates are, both globe and logotype in Black, or both in Process Blue. If the background color does not permit sufficient contrast with either of the three preferred color treatments, then the globe and logotype may be printed in any one color that will permit sufficient contrast with the background.

Using Black or Dark Backgrounds

A "Reverse Logo" has been developed for use on dark backgrounds with more than 30% of black or equivalent value. This version is not an exact photographic opposite of the positive version. It's design ensures that the "hot spot" always remains the lightest color of the globe. When using the reverse version, the globe symbol may be reproduced in Process Cyan or 80% screen of AT&T Process Blue, the logotype is always white.

Background Control

For optimum visibility, the corporate signature must be reproduced on backgrounds that present continuous, even color values as well as sufficient contrast.

Approval

All material displaying the AT&T corporate signature must be approved by AT&T WorldNet <service mark> Marketing Communications and Advertising before developing. It will be evaluated for compliance to AT&T graphic standards and brand positioning.

Approval Process

Please send a copy of the proposed layout to Gayle Jones-Jackson
Please include the diameter and measurements you are requesting of the logo.

    Fax number  908-658-2631
    Voice number  908-658-7292
    Email !jonesjackson@attmail.com
With approval, she will sign and fax back and send a repro logo or sheet for your use.


                Attachment C - Customer Care Requirements

Coordination and Interface
The coordination of customer service processes and interfaces between iMALL and AT&T will provide both AT&T and iMALL with an outline of how to work together to resolve any problems associated with AT&T WorldNet Services access and the use of iMALL products.

Single Contact
iMALL will provide AT&T with a single point of contact from their customer service organization, for purposes of coordinating process interfaces and comparing service results. Where there is an Integrated iMALL Product, AT&T and iMALL will work to develop an integration test plan that evaluates that integration and allows both organizations to support the integration.

Quality Control Metrics
iMALL will provide automated tracking of customer service performance associated with AT&T WorldNet Services software concerns. A monthly (or as mutually agreed) review of customer problems and resolution as well as performance metrics related to AT&T WorldNet Services software will be set up between AT&T and iMALL. Reporting and tracking will be defined and implemented in order to achieve continuous improvement to the customer's on line experience and seamless use of the AT&T WorldNet Services enhanced product.

AT&T WorldNet Services Support Material
AT&T will provide the AT&T WorldNet Services support material content to iMALL's Services Team that will handle any calls associated with the Integrated iMALL Product. Training of iMALL
Services team will be at iMALL's expense.

Tier One Support
iMALL will be responsible for tier one customer support, either on iMALL Website or by phone, fax or other means of an end user seeking customer support iMALL will provide to their end users the same level of support (for Integrated iMALL Product) that is offered to customers of any iMALL product at a similar cost. iMALL's current customer care model will apply to the new products.

On-line Support and Reference to WorldNet Services
If support is introduced on iMALL home page and there is mention of or any references to AT&T or AT&T WorldNet Services, AT&T has the right to approve the content that mentions AT&T or AT&T WorldNet Service. Referral of end users to AT&T's 800 number must be approved by AT&T, from a process perspective before any initiation of this activity Publishing of AT&T Customer Care 800 number without prior written consent from the AT&T Customer Care single point of contact, is prohibited.



          Attachment D - AT&T WORLDNET PERFORMANCE SPECIFICATION

AT&T Compatibility Specification apply to all Integrated iMALL
Products that are to be certified as compatible with AT&T
WorldNet Services or which include AT&T WorldNet Registration
Software.

General

The integration test schedule provides reasonable turnaround times for the test activities, but vendor manufacturing deadlines are the highest priority. Thus, anything that can be done to meet these deadlines within acceptable risk will be done.

The test suites and their scope are detailed in the "Integration Test Suites" section. Each test suite will be run with two hardware configurations (See equipment list), and the appropriate operating system of Windows 3.1 or Windows-95, depending if it's the 16-bit product (for Windows 3.1) or the 32-bit product (for Windows-95) New (or modified) test suites will incorporated as necessary.

Quality

Quality of the integrated product will be tracked by monitoring the following quality objectives:

0   If available at the time of testing, the packaging must
clearly state the system requirements for the integrated product.

0   The integrated setup and install scripts must contain all the functionality required to get a user "up-and-running" with AT&T
WorldNet Services.

0   For both Win 3 x and Win 95 systems, Setup Wizard/WorldNet connection must work with stated minimum system requirements
(Usually 8MB RAM)

0   When system resources are insufficient, it should recommend actions to the user to correct the problem and exit gracefully.

0   Any new program group icons that are created during the
installation process must work and correctly identify any AT&T
WorldNet software or functionality.

0   Any new "bookmarks" that were added must exist and not point to any site that contains links or references that may be illegal or contrary to AT&T policy.

                   INTEGRATION TEST SUITES


                     General Guidelines

Basic guidelines will be to check for a complete copy of all files from the source (floppy or our Internet site's zipped files) to the integrated CD, verify end-to-end installation, registration and use, and lastly make sure the registration code works (pulls down the correct home page, allows registration, and correct pricing)

Test I - File Compare

Create a batch file that will compare all the files on each floppy to the directories on the integrated CD, using Exhibit A as a guide. If the files have been retrieved via our Internet server, use the CRC numbers to verify that all files have been copies over successfully (refer to the download instructions for more information) The exception to this of course would be if they have modified any setup scripts or the bookmark file (e.g. to incorporate a home page URL).

Test 2 - End-to-End Installation

A.    Integrated Products that launch the AT&T WorldNet
Software as an independent application must:

      1. properly load the AT&T WorldNet browser program into Windows 3.1 and Windows 95 program environments.

      2. properly launch and render fully operational all executable files from the AT&T WorldNet Service Program Group,
The executable files from the AT&T WorldNet Service Program Group currently contains the following executable files:

             I.    AT&T WorldNet Service executable
             ii.   AT&T WorldNet Customer Care executable
             iii.  The Registration Wizard executable
             iv.   The AT&T WorldNet Service Read Me executable

      3.     operate free of memory conflicts between the AT&T
WorldNet Software and any other software contained in the Integrated iMALL Products.

Integrated iMALL Products that launch the AT&T WorldNet Software both as an independent application and within another iMALL application must:

    1. fulfill all of the functional requirements specified in part A.1 above, plus:

    2.       [to be specified upon the development of Integrated
Products failing within this category]


 Install the integrated application, including the WorldNet Dial software, and register using the assigned registration code(s)
During the installation, check for the following:

0    Check the registration code(s) for validity. Some plans will have two or more codes These codes are validated during the registration process.

0    Check for the appropriate pricing plan to be presented,
based upon the registration code. The pricing plans are also presented during the registration process.

Test 3 - Browser Execution

After the installation, make sure the browser is invoked successfully from the following:

0    For Windows-95, from all shortcuts, program icons, and
"start button" locations.

0    For Windows 3.1, from all program icons.

0    Any execution from within the application itself.

Test 4 - Adherence to Contact Guidelines

After the application is installed, make sure all shortcuts, icons, and invocations of the browser have the correct wording and icon representation Use the following guidelines.

    Any Program icon that invokes the browser and uses the default WorldNet home page, must display the correct AT&T
WorldNet globe icon.

0   Any shortcut, start button, or program icon that invokes
anything other than the default WorldNet home page must NOT have the AT&T WorldNet globe icon, unless approved by AT&T legal beforehand.

Test 5 - Bookmarks

It is possible that the default bookmarks have been changed to contain the vendor's home page(s). The general guideline here is that:

They all work (the site exists)

They don't point to any site that is in obvious violation of the contract

Test 6 - Minimum Resources

Test the installation using the minimum recommended hardware requirements. The issue here is if the browser is invoked from within the vendor application, will they work together. Note that the recommended minimum requirements might not be the same as it is for the AT&T WorldNet Service software.

RISKS

Equipment Availability

Equipment availability and use as planned (see Test Equipment section) is necessary and should be sufficient for testing both
Windows 3.1 and Windows-95. Should needed test components not be available, we will consider deleting them from coverage objectives or postponing coverage until available without slipping the test completion dates.

Delays and Schedule Sensitivity
Testing intervals are short in comparison to the overall integration effort, the risk is that with a one week test interval, the project is sensitive to delays that consume calendar time to resolve. Should a critical or road-blocking problem take more than a couple of days to resolve, a large portion of the interval is lost and recovery is more difficult Plans to address such delays include.

Lowering release quality objectives

Postponing scheduled manufacturing

TEST EQUIPMENT
Integration testing expects to use the following two hardware/software configurations.

1. A 8MB (or minimally recommended configuration) machine running Windows 3.1. Internal or external 2X or above CDROM, 14 4kb or higher modem Hard disk space of adequate size to handle the disk space required for the operating system, the application, and the WorldNet software (usually 300MB or higher)

2. A 16MB or above configured machine running Windows 95. Internal or external 2X or above CDROM, 14.4kb or higher modem. Hard disk space of adequate size to handle the disk space required for the operating system, the application, and the WorldNet software (usually 500MB or higher).

AUDIT
AT&T is authorized to audit the testing documentation to validate certification of any Integrated Product and/or AT&T
WorldNet Software release.

DOCUMENTATION
The testing and certification process must be complete in order to support the rights to use AT&T Marks and certification affiliation The documentation required to support this process are:

    must provide AT&T with written notification of compliance with testing.

    must include all testing notes and re-test notes associated with testing.


SCOPE OF TESTING
The testing must be complete for all releases of an Integrated iMALL Product and/or the AT&T WorldNet Software. In addition, the testing cycle must comply with the following guidelines:

     must use associates who are not the developers of the software and were not involved in any previous test cycles.

                             EXHIBIT A

<TESTING COMMANDS>

                    ATTACHMENT E - iMALL ICON


Option 1.

Windows 3.lx using AT&T WorldNet Software version 1.22 iMALL may add bookmarks to sites of their own choosing by adding them to the default'bookmark.htm' provided on the distribution disks.

The iMALL's end-users will then have the ability to have a single-click access to iMALL's home-page, the support-page etc

Option 2.

Windows 3.lx using iMALL launcher

iMALL may choose to write their own application launcher that launches the AT&T WorldNet software and communicates with it to go to the URL of their choosing.

The icon representing the launcher will be developed by the iMALL and shall not be the AT&T globe or other AT&T Mark.

Such an application launcher would test whether AT&T WorldNet has been installed, and use standard Netscape 1.22 PE defined methods
(DDE/OLE2)to make it invoke the iMALL chosen URLs.

Option 3.

Windows 95 using iMALL launcher

iMALL may choose to write their own application launcher that invokes the AT&T WorldNet Service and points it to the chosen URL. Such an application launcher would test whether AT&T WorldNet Software has been installed using the standard Win95 registry API - upon finding that it is NOT, the launcher would give some appropriate error message such as "AT&T WorldNet is not yet installed Install it using the CD and then try and reach AT&T Tech-Support On-line . ." or substantially similar language.


                   ATTACHMENT F - LONG DISTANCE REWARD AGREEMENT




                         AGREEMENT

                          BETWEEN

                AT&T COMMUNICATIONS, INC.

                             AND

                iMALL, INCORPORATED


This Agreement is made and entered into effective as of 1996, by and iMall Incorporated, a Nevada corporation with offices located at 4400 Coldwater Canyon Boulevard, Suite 200, Studio City, California 91604 ("iMALL"), and AT&T Communications, Inc, a Delaware corporation, with offices located at 295 North Maple Avenue, Basking Ridge, New Jersey 07920, for itself and its affiliated companies (collectively "AT&T")

                         RECITALS

WHEREAS, AT&T operates a telecommunications network in the United States and around the world, through which customers may obtain telecommunication services including residential long distance telephone service, interstate and/or intrastate interLATA and/or intraLATA telecommunications service, and interexchange or intraexchange telecommunications service ("AT&T Service"), and

WHEREAS, iMALL markets and sells various software products in the United States; and

WHEREAS, iMALL and AT&T desire to engage in marketing efforts to their respective customers.

NOW, THEREFORE, in consideration of the foregoing and the mutual promises and covenants set forth herein, AT&T and iMALL agree as follows,

1.    TERM OF AGREEMENT AND RENEWAL.

This Agreement shall commence on the date first set forth above (the "Effective Date") and shall expire one year after the Effective Date (the "Initial Term"), unless sooner terminated by either party pursuant to this Agreement. No later than sixty
(60) days prior to the expiration date, the Parties shall initiate negotiations concerning the renewal of this Agreement. Such negotiations may include the modification of any and all terms of this Agreement. In the event that either Party concludes, in its sole discretion, not to renew this Agreement, then this Agreement shall terminate pursuant to this Article.

2.   MARKETING PROGRAMS.

     A. Subject to Article 4, and for the period to AT&T will provide iMALL customers who switch their Dial-1 residential long distance telecommunications service from another interexchange carrier to AT&T with (i) a iMALL Gift Certificate, which may be used to and (ii) Long Distance Certificates or a check for any fee charged by the customer's local telephone company for switching to AT&T as an Interexchange carrier, provided, however, that AT&T will provide such offer only to iMALL customers who are not currently subscribed to AT&T as the customer's long distance carrier AT&T will distribute iMALL
Gift Certificates and AT&T Long Distance Certificates to its customers in its Welcome Package to new customers AT&T shall promote and market the offer described above via direct mail marketing materials and telemarketing activities.

    B. iMALL, at its expense, shall design, develop and print iMALL Gift Certificates. iMALL agrees to accept iMALL Gift Certificate as payment for goods and services at any iMALL retail stores until Such date shall be printed on the certificate. Upon AT&T's request, iMALL shall send to AT&T the number of iMALL Gift Certificates requested by AT&T.

    C. On or before iMALL shall provide AT&T with a list of approximately million of its customers, including their names, addresses and telephone numbers. AT&T shall only use iMALL customer list for the purpose of making the offer set forth in
Section 2A above to selected names on such list. Following completion of the marketing activities set forth in Section
2A above, AT&T shall return the list to iMALL and shall not retain a copy of such list. AT&T shall not disclose or transfer such customer list to any third party. iMALL acknowledges that some names on iMALL customer list may be existing AT&T customers or will become AT&T customers and AT&T intends to continue to contact and market to its customers AT&T shall provide iMALL with a list of names, addresses and phones numbers of customers that have accepted the offer set forth in Section 2A above; provided that the customer consents to the disclosure of such information.

    D. AT&T will be responsible for installing and maintaining the AT&T Service ordered by iMALL customers in accordance with AT&T's then current standard practices and tariffs iMALL customers will be eligible to participate in any AT&T tariffed offers, for which they otherwise qualify. Existing AT&T credit policies and practices shall apply, including but not limited to, AT&T's right to refuse to accept or cancel orders for the AT&T Services Termination or expiration of this Agreement shall not affect the AT&T Service provided to iMALL customers. All AT&T Services, ordered by iMALL customers shall be provided in accordance with the rules, regulations, and rates in applicable federal and state tariffs.

3.   REGULATORY APPROVALS.

AT&T agrees to use its reasonable business efforts to obtain and maintain all necessary federal and state regulatory authority approvals in a timely manner, which may be required for AT&T activities and/or obligations under this Agreement.

4.   COSTS.

    A. AT&T shall pay iMALL, on a monthly basis, dollars ($_) for each iMALL Gift Certificate delivered to an AT&T customer as a result of the offer set forth in this Agreement.

    B. Other than as specifically stated to the contrary in this Agreement, each party shall bear all costs and expenses in connection with the performance of its obligations under this Agreement, including the cost of any additional marketing efforts either party wishes to undertake.

5.   MARKETING.

     A. AT&T may make reasonable use of the name, logo, trademark and trade name (hereinafter the "Marks") of iMALL in connection with AT&T's obligations under this Agreement AT&T understands and agrees, however, that all AT&T marketing efforts which contain any iMALL Mark, or any reference to iMALL, are subject to prior review and written approval by IMALL. iMALL agrees that it will review all such AT&T marketing materials in a timely fashion and shall notify AT&T in writing of the results of such review within five (5) business days after AT&T confirms (verbally or in writing) that the marketing materials were received by iMALL. iMALL agrees that approval of the marketing materials shall not be unreasonably withheld Notwithstanding the foregoing, in the event that iMALL fails to provide such written notice within five (5) days of receipt, iMALL agrees that such failure may be interpreted by AT&T as approval of such marketing materials by iMALL.

B. iMALL shall not use the Marks of AT&T or any reference to AT&T without the prior written approval of AT&T. AT&T agrees that it will review all such iMALL marketing materials in a timely fashion and shall notify iMALL in writing of the results of such review within five (5) business days after iMALL confirms (verbally or in writing) that the marketing materials were received by AT&T AT&T agrees that approval of the marketing materials shall not be unreasonably withheld. Notwithstanding the foregoing, in the event that AT&T fails to provide such written notice within five(5) days of receipt, AT&T agrees that such failure may be interpreted by iMALL as approval of such marketing materials by AT&T.

C. The Parties understand and agree that nothing in this Agreement creates any right, title or interest in the Marks of the other Party Any use of the other Party's Marks shall inure to the benefit of the owner of such Marks Upon termination of this Agreement, any and all rights or privileges of either party to use the other's Marks shall expire, and each party shall discontinue use of the other's Marks unless otherwise specifically agreed in writing.

D. iMALL and AT&T may seek to establish such additional marketing opportunities as are mutually agreeable AT&T and iMALL each agree to use good faith efforts to identify and implement such opportunities Once identified, the terms and conditions of such opportunities will be included as an amendment to this Agreement.

6.    CONFIDENTIALITY.

      A. Except as otherwise provided in this Agreement, any Confidential Information that is furnished, made available, or otherwise disclosed by one Party (Disclosing Party) to the other Party (Receiving Party) in consequence of the existence of this Agreement, shall be deemed and remain the property of the Disclosing Party

     B. Unless Confidential Information was previously known to the Receiving Party free of any obligation to keep it confidential, or has been or is subsequently made public by any act not attributable to the Receiving Party, or has been agreed by the Disclosing Party in writing not to be regarded as confidential, and if the Information is marked as "confidential" or "proprietary" by an appropriate stamp, mark, or label thereon, or if orally disclosed, summarized in writing by the Disclosing Party, stamped or marked as "confidential" or "proprietary" and delivered to the Receiving Party within ten
(10) business days after such disclosure, it shall be deemed Confidential Information of the Disclosing Party and shall be held in confidence by the Receiving Party, and shall be disclosed by the Receiving Party only to those of its employees who have a need for such confidential Information to carry out this Agreement. For the purpose of this Agreement, Confidential Information shall be deemed to include the customer list provided by iMALL and the AT&T list of names of the customers that have accepted the AT&T offer set forth in Section 2A Except as the Parties may otherwise agree in writing, Confidential Information: (a) shall be used only for the purpose of performing under this Agreement, (b) shall not be reproduced or copied, in whole or in part, except as necessary for use as authorized herein, and (c) shall, together with any copies thereof, be returned or destroyed when no longer needed or upon termination of this Agreement, whichever occurs first.

C. Confidential Information may be provided to third parties only upon written authorization of the Disclosing Party Any third party to whom Confidential Information is provided pursuant to such authorization of the Disclosing Party must agree in writing (a copy of which writing will be furnished to the Disclosing Party at its request) to the conditions respecting use of Confidential Information contained in Section 6(A) through
(F) of this Agreement.

D. The Receiving Party shall give prompt notice to the Disclosing Party of any demand by any third party to provide Confidential Information under lawful process prior to furnishing Confidential Information, and shall cooperate in seeking reasonable protective arrangements requested by the Disclosing Party. In addition, the Receiving Party may provide Confidential Information of the Disclosing Party requested by a government agency having jurisdiction over the Receiving Party, provided prompt notice of such request is given to the Disclosing Party and that the Receiving Party uses reasonable business efforts to obtain protective arrangements satisfactory to the Disclosing Party, and provided further that the Disclosing Party may not unreasonably withhold approval of the protective arrangements.

E. The Disclosing Party shall have the right to demand, upon unauthorized disclosure of any Confidential Information by the Receiving Party to a third party, the return of all Confidential Information disclosed to the Receiving Party, and that the Receiving Party uses reasonable business efforts to obtain the return from the third party of all Confidential Information improperly disclosed, in addition to any other remedies the Disclosing Party may have.

F. The Parties acknowledge that the terms of this Agreement constitute Confidential Information that may be considered proprietary by either or both Parties, and agree to limit distribution of this Agreement to those individuals in their respective organizations with a need to know the contents of this Agreement.

7.       TERMINATION.

This Agreement may be terminated upon thirty (30) days' prior written notice by either party without any liability of any kind on the part of the terminating party. Either party may immediately terminate this Agreement by written notice, if the other party breaches a material provision of this Agreement Notwithstanding the foregoing, all rights and obligations of the parties that by their nature should continue after the expiration or termination of this Agreement shall survive the expiration or termination of this Agreement; including, without limitation, iMALL's obligation to honor iMALL Gift Certificate and AT&T's obligation to pay for all such Gift Certificates sent to AT&T.

8.      INDEMNIFICATION.

        A. iMALL shall indemnify, defend, and hold harmless AT&T and its directors, officers, employees, agents, parent, subsidiaries, successors, and assigns from and against any and all third party claims, suits, and liabilities (including reasonable attorneys' fees) arising out of or resulting from, in whole or in part, any actual or alleged acts or omissions of iMALL, its employees, agents or contractors in connection with the performance of or failure to perform its obligations under this Agreement.

        B. AT&T shall indemnify, defend, and hold harmless iMALL and its directors, officers, employees, agents, parent, subsidiaries, successors, and assigns from and against any and all third party claims, suits, and liabilities (including reasonable attorneys' fees) arising out of or resulting from, in whole or in part, any actual or alleged acts or omissions of AT&T, its employees, agents or contractors in connection with the performance of or failure to perform its obligations under this Agreement.

9.    LIMITATION OF LIABILITY.

EITHER PARTY'S SOLE REMEDY AGAINST THE OTHER FOR LOSS OR DAMAGE ARISING OUT OF THE PERFORMANCE OR NON-PERFORMANCE UNDER THIS AGREEMENT SHALL BE PROVEN DIRECT, ACTUAL DAMAGES NEITHER PARTY SHALL BE LIABLE FOR ANY INDIRECT, INCIDENTAL, RELIANCE, SPECIAL OR CONSEQUENTIAL DAMAGES ARISING OUT OF
ITS PERFORMANCE OR NON-PERFORMANCE UNDER THIS AGREEMENT, WHETHER OR NOT SUCH PARTY HAD BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

10.       NO THIRD PARTY BENEFICIARIES.

This Agreement shall not provide any person not a party to the Agreement with any remedy, claim, liability, reimbursement, commission, cause of action or other right in excess of those existing without reference to this Agreement.

11.      INDEPENDENT CONTRACTOR.

         A. iMALL is not, and shall not directly or indirectly hold itself out as, an agent, partner, franchisee or joint venturer of AT&T. Further, iMALL shall not directly or indirectly hold itself out as having any relationship to AT&T other than that arising from this Agreement or other agreement between the parties. iMALL is an independent contractor with respect to the services it provides under this Agreement and shall have no authority to bind AT&T to any contract or otherwise make representations as to the policies or procedures of AT&T other than those expressly permitted by AT&T in writing or stated in this Agreement, AT&T's tariffs, or current, official literature or price lists given to iMALL by AT&T.

B. AT&T is not, and shall not directly or indirectly hold itself out as, an agent, partner, franchisee or joint venturer of iMALL. Further, AT&T shall not directly or indirectly hold itself out as having any relationship to iMALL other than that arising from this Agreement or other agreement between the parties AT&T is an independent contractor with respect to the services it provides under this Agreement and shall have no authority to bind iMALL to any contract or otherwise make representations as to the policies or procedures of iMALL other than those expressly permitted by iMALL in writing or stated in this Agreement.

12.      ASSIGNMENT.

No assignment of this Agreement shall be made by either party without the written consent of the other party; provided, however, that such consent is not required when the proposed assignment is to be made to any parent, subsidiary or parent, affiliate or successor of AT&T. In the event of an assignment to a parent, subsidiary, affiliate or successor of AT&T, AT&T shall remain fully liable for the assignee's performance and breach of any provisions hereof applicable to AT&T. In the event of any other assignment made with the written consent of the other party, the assignee shall assume all liability of the assignor.

13.     AGENTS.

Any party may engage one or more agents or affiliates to perform portions of its responsibilities under this Agreement, provided, however, that the party engaging an agent or affiliate will remain responsible to the other party for performance under this Agreement, including the performance of its agent or affiliate.

14.      FORCE MAJEURE.

A party's delay in, or failure of, performance under this Agreement shall be excused where the delay or failure is caused by an act of God, fire or other catastrophe, electrical, computer or mechanical failure, work stoppage, delays or failure to act of any carrier or carrier's agent or any other cause beyond a party's direct control.

15.      SURVIVAL OF OBLIGATION.

The obligations of the parties under Articles 6, 8 and 9 of this Agreement shall survive any termination or cancellation of this Agreement for the maximum period permitted by law or such shorter period as provided for by this Agreement.

16.      CHOICE OF LAW.

The construction, interpretation and performance of this Agreement shall be governed by the laws of the State of New York.
If any provision of this Agreement is held contrary to law, the remaining provisions shall remain valid.

17.      NO WAIVER.

The failure of any party at any time to enforce any right or remedy available to it under this Agreement with respect to any breach or failure by the other party shall not be construed to be a waiver of such right or remedy.

18.     ENTIRE AGREEMENT.

This Agreement constitutes the entire agreement between the parties and supersedes all prior agreements, oral or written representations, statements, negotiations, proposals and undertakings with respect to the subject matter hereof This Agreement shall not be modified or amended except by a writing signed by an authorized agent of the party to be charged. Should any provision of this Agreement be deemed by a court of competent jurisdiction to be void, invalid or inoperative, the remainder of the Agreement shall be effective as though such void, invalid or inoperative provision had not been contained herein.

19.      HEADINGS AND CAPTIONS.

The headings and captions contained in this Agreement are inserted for convenience only and shall not constitute a part hereof.

20.      DUPLICATE ORIGINALS.

This Agreement may be signed in any number of counterparts with the same effect as if the signatures were on the same instrument.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first written above.

AT&T COMMUNICATIONS, INC.             iMALL, INC.
CORPORATE

By: /S/ David Hood                    By: /s/ Richard Rosenblatt
    -------------------------             -----------------------

Title: Product Marketing              Title: Senior Vice
Vice President                        President



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